EXHIBIT 10.3.5

FIFTH AMENDMENT TO LOAN AGREEMENT

This Fifth Amendment to Loan Agreement, dated as of July 30, 2004 (“Amendment”), amends the Loan Agreement dated June 16, 2000, as amended by a First Amendment dated as of May 28, 2002, a Second Amendment dated as of April 15, 2003, a Third Amendment dated as of October 13, 2003 and a Fourth Amendment dated as of March 17, 2004 (collectively, “Agreement”), both between Bank One, NA, successor to American National Bank and Trust Company of Chicago (“Bank”), Boss Holdings, Inc. and Boss Manufacturing Company (collectively, “Borrowers”).

The parties agree that the Agreement shall be amended as follows:

1. The definition of “Borrowers’ Liabilities” set forth in Section 1.1 of the Agreement shall be deleted in its entirety, and the following definition shall be substituted in its place:

“Borrowers’ Liabilities” means all Revolving Loans and all other advances, letter of credit reimbursement obligations and/or debts, liabilities, obligations, covenants and duties owing, arising, due or payable from or by any one or more of Borrowers to Bank, J.P. Morgan Chase & Co., and any of their subsidiaries, affiliates or successors, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or any of the Other Agreements or operation of law or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however evidenced, created incurred or acquired, including, without limitation, the obligations described on Schedule 1 attached hereto and made a part hereof. The term includes, without limitation, all interest charges, late payment charges, expenses, fees, legal fees and any other sums chargeable to Borrower under this Agreement or any of the Other Agreements.

2. The definition of “Borrowing Base” set forth in Section 1.1 of the Agreement shall be deleted in its entirety and the following definition shall be substituted in its place:

“Borrowing Base” means, as of any time the same is to be determined, 80% of Eligible Receivables and 40% of Eligible Inventory provided, however, that (i) advances relying upon Eligible Inventory shall not exceed a maximum of $3,000,000 and (ii) advances relying upon Eligible Inventory included in the Borrowing Base from Galaxy Balloons, Incorporated and Boss Balloon Company shall not, in the aggregate, exceed $500,000; and further provided that the amount shall be reduced by a sum equal to the outstanding principal balance of the loan from Bank to Boss Holdings, Inc. and Boss Manufacturing Company evidenced by a Term Promissory Note dated as of July 30, 2004 in the face principal amount of $1,750,000 less $300,000.

3. The definition of “Revolving Credit Commitment” set forth below in Section 1.1 of the Agreement shall be deleted in its entirety and the following definition shall be substituted in its place:

“Revolving Credit Commitment” means the revolving credit facility in an amount not to exceed $6,000,000.

4. Section 7.4 (c) of the Agreement shall be deleted in its entirety and the following Section 7.4 (c) shall be substituted in its place:

(c) Tangible Net Worth shall be not less than $17,000,000 plus 25% of the Parent’s Net Income on a consolidated basis for the fiscal year ended December 25, 2004 and each fiscal year of Borrowers thereafter.

5. The following language shall be added to Section 8.1 of the Agreement, Events of Default, immediately at the end thereof:

(q) Boss Holdings, Inc. and Boss Manufacturing Company fail to make any payment of principal or interest due under the Promissory Note to Bank dated July 30, 2004 in the face principal amount of $1,750,000.

6. Borrower and Bank acknowledge that Section 7.3(g) of the Agreement prohibits Borrower from incurring any Borrowed Debt other than certain Borrowed Debt set forth in said Section 7.3(g). In connection with the Second Amendment to the Loan Agreement, dated April 15, 2003, Bank consented to Borrower incurring $850,000 of Borrowed Debt relating to Borrower’s purchase of certain facilities located in Kewanee, Illinois, and Bank has waived any Event of Default under the Agreement relating to the incurrence of such Borrowed Debt.

7. Schedule 1 attached hereto shall be added to the Agreement as Schedule 1.

8. Except as specifically amended herein the Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Agreement itself, or any communication issued or made pursuant to or with respect to the Agreement, any reference to the Agreement being sufficient to refer to the Agreement as amended hereby. All terms used herein which are defined in the Agreement shall have the same meaning herein as in the Agreement. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.

BANK ONE, NA	BOSS HOLDINGS, INC.
By: /s/ Paul M. Crusen	By: /s/ J. Bruce Lancaster
Its: Assistant Vice President	Its: Executive Vice President
BOSS MANUFACTURING COMPANY
By: /s/ J. Bruce Lancaster
Its: Executive Vice President

The undersigned Guarantors of the obligations of Borrowers under the Agreement consent to this Amendment, acknowledge and agree that the Guaranty Agreement between them and Bank dated as of June 16, 2000 shall remain in full force and effect and apply to the obligations of Borrowers as amended by this Amendment. Guarantors further agree that the term “Guaranteed Obligations” as used in the above-described Guaranty Agreement shall mean, among other things, obligations of Borrowers under the Agreement as amended by this Amendment.

BOSS MANUFACTURING HOLDINGS, INC.	BOSS BALLOON COMPANY
By: /s/ J. Bruce Lancaster	By: /s/ J. Bruce Lancaster
Its: President	Its: President
Date: July 28, 2004	Date: July 28, 2004

The undersigned Guarantor of the obligations of Borrowers under the Agreement consents to this Amendment, acknowledges and agrees that the Guaranty between it and Bank dated as of March 17, 2004 shall remain in full force and effect and apply to the obligations of Borrowers as amended by this Amendment. The undersigned Guarantor further agrees that the term “Obligations” as used in the above-described Guaranty shall mean, among other things, obligations of Borrowers under the Agreement as amended by this Amendment.

BOSS PET PRODUCTS, INC.
By: /s/ J. Bruce Lancaster
Its: President
Date: July 28, 2004

SCHEDULE 1

OBLIGATIONS

Revolving Note in the face principal amount of $10,000,000 dated June 16, 2000 from Boss Holdings, Inc. and Boss Manufacturing Company, as amended (current face principal amount is $6,000,000).

Term Promissory Note in the face principal amount of $1,750,000 dated July 30, 2004 from Boss Holdings, Inc. and Boss Manufacturing Company.

Any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of any one or more of Borrowers to Bank or Bank One Corporation, or to any of their subsidiaries, affiliates or successors, arising under or in connection with Rate Management Transactions (as defined in the Loan Agreement between Bank One, NA, Boss Holdings, Boss Manufacturing Company dated June 16, 2000, as amended).